Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-202409 on Form F-3 (as amended by Post-Effective Amendment No.1) of our reports dated February 15, 2018, relating to the consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ Deloitte Audit S.à.r.l.
Luxembourg, Grand Duchy of Luxembourg
February 15, 2018